PROMISSORY NOTE

$415,000.00	September 30, 2009

ForgeHouse, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Bryan Irving and Ian Morl (collectively the “Holder”), in lawful money of the United States of America, the sum of $415,000.00, pursuant to the terms of that certain Debt Forgiveness Agreement dated of even date herewith by and among the Maker, the Holder, John Britchford-Steel and Insurance Medical Group Limited f/k/a After All Limited (the “Debt Forgiveness Agreement”).

This Promissory Note may be prepaid in whole or in part at any time, or from time to time, without premium or penalty and without prior notice to or consent by the Holder.

Upon the occurrence of an Event of Default, the Holder may make all sums of principal, interest, and other fees then remaining unpaid hereunder immediately due and payable. The occurrence with respect to the Maker of any of the following events is an “Event of Default”:

1.	The Maker fails to pay when due any amount due to Holder under the Debt Forgiveness Agreement.

2.	The Maker breaches any covenant or any other term or condition of this Promissory Note in any material respect.

3.
The Maker shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee shall otherwise be appointed.

4.
The Maker shall materially default under any bond, debenture, note or other evidence of indebtedness for money borrowed, under any guarantee or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Maker or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $100,000 becoming due and payable prior to the date on which it would otherwise become due and payable and shall not have been cured by the Maker or waived by the lender;

5.
Any money judgment, writ, or similar final process shall be entered or filed against the Maker or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded, or unstayed for a period of forty-five (45) days.

6.	Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Maker.

7.
Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted against the Maker, and shall remain undismissed for a period of forty-five (45) days.

Notwithstanding the foregoing to the contrary, for 1, 2, and 4 above, Holder shall give the Maker five (5) days prior written notice and opportunity to cure such Default; provided, however, if such Default is not cured within said five (5) day period, there shall exist an Event of Default hereunder.

The Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and all other demands, protests, and notices in connection with the execution, delivery, performance, collection, and enforcement of this Promissory Note. If default is made in the payment of this Promissory Note, the Maker shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees. The remedies under this Promissory Note shall be cumulative.

All notices and other communications required or permitted hereunder by the Holder shall be in writing and shall be sent by express mail or other form of rapid communications, if possible, and if not then such notice or communication shall be mailed by first-class mail, postage prepaid, addressed to the Maker, at 4625 Alexander Drive, Suite 150, Alpharetta, Georgia 30005, Attention: John A. Britchford-Steel, with a copy (which shall not constitute notice) c/o Baker & Hostetler LLP, 600 Anton Boulevard, Suite 900, Costa Mesa, California 92626-7221, Attention: Randolf W. Katz, or at such other address as the Maker may furnish to the Holder in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, seven days after mailing if by express mail, or ten days after mailing if by first-class mail, or by facsimile or electronic mail. Notice shall conclusively be deemed to have been given when received.

This Promissory Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Georgia, without regard to principles of conflict of laws. Any judicial proceeding brought by or against the Maker with respect to this Promissory Note shall be brought in any state court of Georgia or any federal court sitting in the State of Georgia, and, by execution and delivery of this Promissory Note, and by acceptance hereof, each of the Maker and the Holder accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Promissory Note. Each of the Maker and the Holder hereby waives any claim or defense that any such forum is not convenient or proper.

This Promissory Note may only be amended, modified, superseded, or terminated by an agreement in writing signed by the party to be charged. This Promissory Note shall not be transferred or assigned by Holder without the express written consent of the Maker. If Maker consents to any such transfer or, if notwithstanding the foregoing, such a transfer occurs, then the provisions of this Promissory Note shall be binding upon any successor to the transferring Holder and shall inure to the benefit of and be extended to any holder hereof. This Promissory Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Holder and its successors, endorsees, and assigns.

(Signatures on following page.)

MAKER:

FORGEHOUSE, INC., a Nevada
corporation

By:

Title: